Exhibit 5

February  6, 1997

Players International, Inc.
1300 Atlantic Ave., Suite 800
Atlantic City, NJ 08402

Re:       Players International, Inc. -- Form S-8 Registration
          Statement Relating to the Players International, Inc. David Fishman 1993 Stock Option Plan, the Players International, Inc. David Fishman Retirement Agreement Stock Election Plan, and the Players International, Inc. Edward Fishman
          Retirement Agreement Stock Election Plan.

Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to an aggregate of 610,263 shares of Common Stock, .005 par value (the "Common Stock"), of Players International, Inc. (the "Company"), 105,000 shares of which may be issued pursuant to the Players International, Inc. David Fishman 1993 Stock Option Plan, 252,632 shares of which may be issued pursuant to the Players International, Inc.: David Fishman Retirement Agreement Stock Election Plan, and 252,632 shares of which may be issued pursuant to the Players International, Inc.: Edward Fishman Retirement Agreement Stock Election Plan (collectively the "Plans"). We have examined copies of the Company's Articles of Incorporation, as amended, By-Laws, as amended resolutions adopted by the board of directors and stockholders and such other documents, and have made such inquiries of the Company's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Common Stock, when issued and delivered in accordance with the Plans, will be legally issued, fully paid and non-assessable.

We hereby conssent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP